UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

TOWERSTREAM CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

 TOWERSTREAM CORPORATION

88 SILVA LANE

TECH IV

MIDDLETOWN, RHODE ISLAND 02842

Telephone: (401) 848-5848

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

The Special Meeting of the stockholders of Towerstream Corporation (the “Company”) will be held on February 8, 2017, at 10:00 A.M. local time at 88 Silva Lane, Tech IV, Middletown, Rhode Island 02842 for the purposes of considering the following proposals:

1.

To grant the Board of Directors the authority, in its sole direction, in determining a higher stock price that may be required to meet the listing qualifications for one of the national stock exchanges, to approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-twenty at any time prior to February 8, 2018, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors;

2.	To authorize an amendment to the Company’s 2016 Equity Incentive Plan to increase the number of shares available for issuance thereunder to 2,521,347 from 1,435,000; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record of our common stock, our Series D Convertible Preferred Stock, our Series E Convertible Preferred Stock and our Series F Convertible Preferred Stock at the close of business on January 5, 2017 will be entitled to attend and vote at the meeting, subject to beneficial ownership limitations governing the Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock. A list of all stockholders entitled to vote at the Special Meeting will be available at the principal office of the Company for the ten days prior to February 8, 2017. The list will be arranged in alphabetical order and show the address and number of shares held by each stockholder. It will be available for examination by any stockholder for any purpose germane to the Special Meeting. The proxy materials will be mailed to stockholders on or about January 6, 2017.

By Order of the Board of Directors /s/ Philip Urso Chairman

WHETHER OR NOT YOU PLAN ON ATTENDING THE MEETING IN PERSON, PLEASE VOTE AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR VOTE IS COUNTED.

TOWERSTREAM CORPORATION

88 SILVA LANE

TECH IV

MIDDLETOWN, RHODE ISLAND 02842

Telephone: (401) 848-5848

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON February 8, 2017.

SOLICITATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of Towerstream Corporation (referred to as the “Company”, “we,” “us,” or “our”) for use at the Special Meeting of the Company’s stockholders to be held at 88 Silva Lane, Tech IV, Middletown, Rhode Island 02842 on February 8, 2017 at 10:00 A.M. local time and at any adjournments thereof. Whether or not you expect to attend the meeting in person, please vote your shares as promptly as possible to ensure that your vote is counted. The proxy materials will be mailed to stockholders on or about January 6, 2017.

REVOCABILITY OF PROXY AND SOLICITATION

Any stockholder executing a proxy that is solicited hereby has the power to revoke it prior to the voting of the proxy. Revocation may be made by attending the Special Meeting and voting the shares of stock in person, or by delivering to the Secretary of the Company at the principal office of the Company prior to the Special Meeting a written notice of revocation or a later-dated, properly executed proxy. Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, facsimile transmittal or electronic communications. No additional compensation will be paid for any such services. This solicitation of proxies is being made by the Company which will bear all costs associated with the mailing of this proxy statement and the solicitation of proxies.

RECORD DATE

Holders of record of our common stock, our Series D Convertible Preferred Stock, our Series E Convertible Preferred Stock and our Series F Convertible Preferred Stock at the close of business on January 5, 2017 will be entitled to receive notice of, to attend and to vote at the meeting.

ACTION TO BE TAKEN UNDER PROXY

Unless otherwise directed by the giver of the proxy, the persons named in the form of proxy, namely, Philip Urso, our Interim Chief Executive Officer and Chairman, Arthur Giftakis, our Chief Operating Officer, and Frederick Larcombe, our Chief Financial Officer, or either one of them who acts, will vote:

●

FOR granting the Board of Directors the authority, in its sole direction, in determining a higher stock price that may be required to meet the listing qualifications for one of the national stock exchanges, to approve an amendment to our Certificate of Incorporation to effect a reverse stock split (the “Reverse Stock Split”) of our issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-twenty at any time prior to February 8, 2018, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors;

●	FOR authorizing an amendment to the Company’s 2016 Equity Incentive Plan (the “EIP”) to increase the number of shares available for issuance thereunder to 2,521,347 from 1,435,000; and

●	According to their judgment, on the transaction of such matters or other business as may properly come before the meeting or any adjournments thereof.

WHO IS ENTITLED TO VOTE; VOTE REQUIRED; QUORUM

As of January 5, 2017, the record date, there were 18,308,979 shares of common stock issued and outstanding, 1,233 shares of Series D Convertible Preferred Stock issued and outstanding, 500,000 shares of Series E Convertible Preferred Stock and 1,233 shares of Series F Convertible Preferred Stock issued and outstanding, which constitute all of the outstanding capital stock of the Company. Holders of common stock are entitled to one vote for each share of common stock held by them.

Holders of Series D Convertible Preferred Stock are entitled to one vote for each share of Series D Convertible Preferred Stock held by them, on an as converted basis, on all matters voted on by holders of common stock, but not in excess of the Series D Beneficial Ownership Limitation (as defined herein). The Company is prohibited from effecting the conversion of the Series D Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 9.99%, in the aggregate, of the issued and outstanding shares of the Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series D Convertible Preferred Stock (the “Series D Beneficial Ownership Limitation”). All shares of common stock and Series D Convertible Preferred Stock shall vote together as a single class. One investor beneficially owns 973,437 shares of common stock and all of our outstanding shares of Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, and Series F Convertible Stock. Taking into account conversion limitations, the Series D Convertible Preferred Stock are convertible into 950,597 shares of common stock that can be voted by the holders thereof as of the record date.

Holders of Series E Convertible Preferred Stock are entitled to one vote for each share of Series E Convertible Preferred Stock held by them, on an as converted basis, on all matters voted on by holders of common stock, but not in excess of the Series E Beneficial Ownership Limitation (as defined herein). The Company is prohibited from effecting the conversion of the Series E Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 9.99%, in the aggregate, of the issued and outstanding shares of the Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series E Convertible Preferred Stock (the “Series E Beneficial Ownership Limitation”). All shares of common stock and Series E Convertible Preferred Stock shall vote together as a single class. One investor beneficially owns 973,437 shares of common stock and all of our outstanding shares of Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, and Series F Convertible Stock. Taking into account conversion limitations, and conversion of the Series D Convertible Preferred Stock as described above, none of the Series E Convertible Preferred Stock is convertible into shares of common stock that can be voted by the holders thereof as of the record date.

Holders of Series F Convertible Preferred Stock are entitled to one vote for each share of Series F Convertible Preferred Stock held by them, on an as converted basis, on all matters voted on by holders of common stock, but not in excess of the Series F Beneficial Ownership Limitation (as defined herein). The Company is prohibited from effecting the conversion of the Series F Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 9.99%, in the aggregate, of the issued and outstanding shares of the Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series F Convertible Preferred Stock (the “Series F Beneficial Ownership Limitation”). All shares of common stock and Series F Convertible Preferred Stock shall vote together as a single class. One investor beneficially owns 973,437 shares of common stock and all of our outstanding shares of Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, and Series F Convertible Stock. Taking into account conversion limitations, and conversion of the Series D Convertible Preferred Stock as described above, none of the Series F Convertible Preferred Stock is convertible into shares of common stock that can be voted by the holders thereof as of the record date.

A majority of the outstanding shares of capital stock 9,629,789 shares, present in person or represented by proxy, will constitute a quorum at the meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the Special Meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and are counted towards the quorum. Only stockholders of record at the close of business on January 5, 2017 are entitled to receive notice of, to attend, and to vote at the special meeting. Information about the stockholdings of our directors and executive officers is contained in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

Brokers holding shares of record for customers generally are not entitled to vote on “non-routine” matters, unless they receive voting instructions from their customers. As used herein, “uninstructed shares” means shares held by a broker who has not received voting instructions from its customers on a specific proposal. A “broker non-vote” occurs when a nominee holding uninstructed shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that non-routine matter. In connection with the treatment of abstentions and broker non-votes, (i) the approval of the Reverse Stock Split (Proposal 1) and (ii) the approval of an amendment to the EIP (Proposal 2) are considered “non-routine” matters.  Accordingly, brokers are not entitled to vote uninstructed shares with respect to Proposal No.1 and Proposal No. 2.

We strongly encourage you to provide voting instructions to brokers holding shares in order to ensure your shares will be voted at the Special Meeting in the manner you desire.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS

Why am I receiving these materials?

Towerstream Corporation has made these materials available to you in connection with the Company’s solicitation of proxies for use at the Special Meeting of stockholders to be held on February 8, 2017 at 10:00 A.M. local time at 88 Silva Lane, Tech IV, Middletown, Rhode Island 02842. These materials describe the proposals on which the Company would like you to vote and also give you information on these proposals so that you can make an informed decision. We are mailing our proxy materials on or about January 6, 2017 to all stockholders of record entitled to vote at the Special Meeting.

What is included in these materials?

These materials include this proxy statement, the proxy card or the voter instruction form for the Special Meeting.

What is the proxy card?

The proxy card enables you to appoint Philip Urso, our Interim Chief Executive Officer and Chairman, Arthur Giftakis, our Chief Operating Officer, and Frederick Larcombe, our Chief Financial Officer, as your representative at the Special Meeting. By completing and returning a proxy card, you are authorizing these individuals to vote your shares at the Special Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Special Meeting.

What items will be voted on?

You are being asked to vote on the following specific proposals:

•

To grant the Board of Directors the authority, in its sole direction, in determining a higher stock price that may be required to meet the listing qualifications for one of the national stock exchanges, to approve an amendment to our Certificate of Incorporation to effect the Reverse Stock Split.

•	To authorize an amendment to the Company’s 2016 Equity Incentive Plan (the “EIP”) to increase the number of shares available for issuance thereunder to 2,521,347 from 1,435,000.

We will also transact any other business that properly comes before the Special Meeting.

How does the Board of Directors recommend that I vote?

Our Board of Directors unanimously recommends that you vote your shares:

●

FOR granting the Board of Directors the authority, in its sole direction, in determining a higher stock price that may be required to meet the listing qualifications for one of the national stock exchanges, to approve the Reverse Stock Split.

●	FOR authorizing an amendment to the Company’s 2016 Equity Incentive Plan (the “EIP”) to increase the number of shares available for issuance thereunder to 2,521,347 from 1,435,000.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially in street name.

Stockholder of Record

If on January 5, 2017 your shares were registered directly in your name with our transfer agent, Equity Stock Transfer LLC, you are considered a stockholder of record with respect to those shares, and the proxy materials, including a proxy card, were sent directly to you by the Company. As the stockholder of record, you have the right to direct the voting of your shares by returning the proxy card to us, including voting over the Internet. Whether or not you plan to attend the Special Meeting, if you do not vote over the Internet, please complete, date, sign and return a proxy card to ensure that your vote is counted.

Beneficial Owner of Shares Held in Street Name

If on January 5, 2017 your shares were held in an account at a brokerage firm, bank, broker-dealer, or other nominee holder, then you are considered the beneficial owner of shares held in “street name,” and the proxy materials, including a voter instruction form, were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As the beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. However, since you are not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you receive a valid proxy from the organization. If you request printed copies of the proxy materials by mail, you will receive a voter instruction form.

How Do I Vote?

Stockholders of Record. If you are a stockholder of record, you may vote by any of the following methods:

●	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the proxy materials.
●	By Telephone. You may vote by calling the toll free number found on the proxy card.
●	By Mail. You may vote by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided.
●	In Person. You may attend and vote at the Special Meeting. The Company will give you a ballot when you arrive.

Beneficial Owners of Shares Held in Street Name.  If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters, but cannot vote on non-routine matters such as Proposal No. 1 and Proposal No. 2. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” We strongly encourage you to provide voting instructions to brokers holding shares in order to ensure your shares will be voted at the Special Meeting in the manner you desire.

If you are a beneficial owner of shares held in street name, you may vote by any of the following methods:

●	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the proxy materials.
●	By Telephone. You may vote by proxy by calling the toll free number found on the voter instruction form.
●	By Mail. You may vote by proxy by filling out the voter instruction form and returning it in the pre-addressed, postage-paid envelope provided.
●

In Person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Special Meeting, you must obtain a legal proxy from the organization that holds your shares.

What if I change my mind after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Special Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Special Meeting will be counted), by signing and returning a new proxy card or a voter instruction form with a later date, or by attending the Special Meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Secretary at 88 Silva Lane, Tech IV, Middletown, Rhode Island 02842 a written notice of revocation prior to the Special Meeting.

Please note, however, that if your shares are held of record by an organization, you must instruct them that you wish to change your vote by following the procedures on the voter instruction form provided to you by the organization. If your shares are held in street name, and you wish to attend the Special Meeting and vote at the Special Meeting, you must bring to the Special Meeting a legal proxy from the organization holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

How are proxies voted?

All valid proxies received prior to the Special Meeting will be voted. All shares represented by a proxy will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

●	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board of Directors, or
●	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Special Meeting. We strongly encourage you to provide voting instructions to ensure your shares will be voted at the Special Meeting in the manner you desire.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters, but cannot vote on non-routine matters, which includes: (i) granting the Board of Directors the authority, in its sole direction, in determining a higher stock price that may be required to meet the listing qualifications for one of the national stock exchanges, to approve the Reverse Stock Split (Proposal 1) and (ii) approve the amendment to the EIP (Proposal 2) . Accordingly, brokers are not entitled to vote uninstructed shares with respect to Proposal No.1 and Proposal No.2. We strongly encourage you to provide voting instructions to brokers holding shares in order to ensure your shares will be voted at the Special Meeting in the manner you desire.

Do I have dissenters’ right of appraisal?

Holders of shares of our common stock do not have appraisal rights under Delaware Law or under the governing documents of the Company in connection with the proposals.

How many votes are required to approve Proposal No. 1?

The affirmative vote of a majority of the shares outstanding on the record date of common stock, Series D Convertible Preferred Stock, on as "as converted" basis, subject to conversion limitations, Series E Convertible Preferred Stock, on as "as converted" basis, subject to conversion limitations, and Series F Convertible Preferred Stock, on as "as converted" basis, subject to conversion limitations, are required to approve granting the Board of Directors the authority, in its sole direction, in determining a higher stock price that may be required to meet the listing qualifications for one of the national stock exchanges, to approve the Reverse Stock Split.

How many votes are required to approve Proposal No. 2?

The affirmative vote of a majority of the votes cast at the Special Meeting by the holders of shares of common stock, Series D Convertible Preferred Stock, on as "as converted" basis, subject to conversion limitations, Series E Convertible Preferred Stock, on as "as converted" basis, subject to conversion limitations, and Series F Convertible Preferred Stock, on as "as converted" basis, subject to conversion limitations, are entitled to vote are required to approve an amendment to the EIP.

Is my vote kept confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

●	as necessary to meet applicable legal requirements;
●	to allow for the tabulation and certification of votes; and
●	to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board of Directors.

Do any of the Company’s officers and directors have any interest in matters to be acted upon?

The members of our board of directors and our executive officers do not have any interest in any proposal that is not shared by all other stockholders of the Company, other than Proposal No. 2, the authorization of an amendment to the EIP to increase the number of shares available for issuance thereunder, as members of our Board of Directors and our executive officers will be eligible for equity incentive awards and otherwise to participate in our EIP.

Where do I find the voting results of the Special Meeting?

We will announce voting results at the Special Meeting and also in our Current Report on Form 8-K, which we anticipate filing within four (4) business days of the Special Meeting.

Who can help answer my questions?

You can contact our corporate headquarters at Towerstream Corporation, 88 Silva Lane, Middletown, Rhode Island 02842, by phone at 401-848-5848 or by sending a letter to the Company’s Secretary, with any questions about any proposal described in this proxy statement or how to execute your vote.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of January 5, 2017 by:

●	each person known by us to beneficially own more than 5% of our common stock (based solely on our review of SEC filings);
●	each of our directors;
●	each of our named executive officers listed in the section entitled “Summary Compensation Table” under Executive Compensation; and
●	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of, with respect to the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Towerstream Corporation, 88 Silva Lane, Tech IV, Middletown, Rhode Island 02842, unless otherwise indicated. As of January 5, 2017 there were 18,308,979 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class (1)
5% Stockholders:
HS Contrarian Investments, LLC (2)	1,924,034	(3)	9.99%
68 Fiesta Way
Fort Lauderdale, FL 33301

Directors and Named Executive Officers:

Philip Urso	194,964	(4)	1.1%
William J. Bush	70,223	(5)	*
Howard L. Haronian, M.D.	121,293	(6)	*
Paul Koehler	68,867	(7)	*
Arthur G. Giftakis	128,628	(8)	*
Frederick Larcombe	-		-
All directors and executive officers as a group (6 persons)	583,975	(4)(5)(6)(7)(8)	3.1%
Jeffrey Thompson (9)	18,340	(10)	*
Joseph Hernon (11)	19,002	(12)	*

* Less than 1%.

(1)

Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of January 5, 2017. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)	John Stetson is the Managing Member of HS Contrarian Investments, LLC and in such capacity, is deemed to hold voting and dispositive power of the securities held by HS Contrarian Investments, LLC.

(3)

Includes 950,597 shares of common stock issuable upon conversion of Series D Convertible Preferred Stock held by HS Contrarian Investments, LLC at an assumed conversion price floor of $0.40. Does not include 2,131,903 shares of common stock issuable upon conversion of the remaining shares of Series D Convertible at an assumed conversion price floor of $0.40 due to a blocker that prevents conversion of the Series D Convertible Preferred Stock if such conversion would result in the holder’s beneficial ownership being in excess of 9.99% of the total outstanding shares of common stock. Does not include 500,000 shares of common stock underlying Series E Convertible Preferred Stock held by HS Contrarian Investments, LLC due to a blocker that prevents conversion of the Series E Convertible Preferred Stock if such conversion would result in the holder’s beneficial ownership being in excess of 9.99% of the total outstanding shares of common stock. Does not include 6,165,000 shares of common stock issuable upon conversion of the remaining shares of Series F Convertible held by HS Contrarian Investments, LLC at an assumed conversion price floor of $0.20 due to a blocker that prevents conversion of the Series F Convertible Preferred Stock if such conversion would result in the holder’s beneficial ownership being in excess of 9.99% of the total outstanding shares of common stock.

(4)

Includes 126,031 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days. Excludes 5,195 shares of common stock held in a trust for the benefit of Mr. Urso’s minor children, of which Mr. Urso is not a trustee. Mr. Urso disclaims beneficial ownership of the shares held in that trust.

(5)	Includes 68,208 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.

(6)

Includes 500 shares of common stock held by Dr. Haronian’s wife, for which Dr. Haronian has an indirect interest in, and 67,083 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.

(7)	Includes 68,083 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.

(8)	Includes 128,578 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.

(9)	Resigned from all positions with the Company in February 2016.

(10)	Consists of 18,340 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.

(11)	Resigned from all positions with the Company in June 2016.

(12)	Consists of 19,002 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.

EXECUTIVE COMPENSATION

Compensation Committee Report

Under the rules of the Securities and Exchange Commission (“SEC”), this Compensation Committee Report is not deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filings with the SEC.

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the following Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee Howard L. Haronian, M.D., Chairman William J. Bush

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2015 should be read together with the compensation tables and related disclosures set forth below.

We believe our success depends on the continued contributions of our named executive officers. Personal relationships and experience are very important in our industry. Our named executive officers are primarily responsible for many of our critical business development relationships. The maintenance of these relationships is critical to ensuring our future success as is experience in managing these relationships. Therefore, it is important to our success that we retain the services of these individuals and prevent them from competing with us should their employment with us terminate.

General Philosophy

Our overall compensation philosophy is to provide an executive compensation package that enables us to attract, retain and motivate executive officers to achieve our short-term and long-term business goals. The goals of our compensation program are to align remuneration with business objectives and performance, and to enable us to retain and competitively reward executive officers who contribute to the long-term success of the Company. We attempt to pay our executive officers competitively in order that we will be able to retain the most capable people in the industry. In making executive compensation and other employment compensation decisions, the Compensation Committee considers achievement of certain criteria, some of which relate to our performance and others of which relate to the performance of the individual employee. Awards to executive officers are based on achievement of Company and individual performance criteria.

The Compensation Committee will evaluate our compensation policies on an ongoing basis to determine whether they enable us to attract, retain and motivate key personnel. To meet these objectives, the Compensation Committee may from time to time increase salaries, award additional stock grants or provide other short and long-term incentive compensation to executive officers and other employees.

Compensation Program & Forms of Compensation

We provide our executive officers with a compensation package consisting of base salary, bonus, equity incentives and participation in benefit plans generally available to other employees. In setting total compensation, the Compensation Committee considers individual and company performance, as well as market information regarding compensation paid by other companies in our industry.

Base Salary. Salaries for our executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions in the industry for individuals of similar education and background to the executive officers being recruited. We also consider the individual’s experience, reputation in the industry and expected contributions to the Company. Base salary is continuously evaluated by competitive pay and individual job performance. In each case, we take into account the results achieved by the executive, their future potential, scope of responsibilities and experience, and competitive salary practices. At times, our executive officers have elected to take less than market salaries.  These salaries were subject to increases to base salary that is comparable with his role and responsibilities when compared to companies of comparable size in similar locations.

Bonuses. We design our bonus programs to be both affordable and competitive in relation to the market. Our bonus program is designed to motivate employees to achieve overall goals. Our programs are designed to avoid entitlements, to align actual payouts with the actual results achieved and to be easy to understand and administer. The Compensation Committee and the executive officer work together to establish targets and goals for the executive officer. Upon completion of the fiscal year, the Compensation Committee assesses the executive officer’s performance and, with input from management, determines the achievement of the bonus targets and the amount to be awarded within the parameters of the executive officer’s agreement with us.

Equity-Based Rewards

We design our equity programs to be both affordable and competitive in relation to the market. We monitor the market and applicable accounting, corporate, securities and tax laws and regulations, and adjust our equity programs as needed. Stock options and other forms of equity compensation are designed to reflect and reward a high level of sustained individual performance over time. We design our equity programs to align employees’ interests with those of our stockholders.

Timing of Equity Awards

The Board of Directors has authorized the Compensation Committee to approve stock option grants to our executive officers. Stock options are generally granted at scheduled meetings of the Compensation Committee. The exercise price of a newly granted option is the closing price of our common stock on the date of grant.

Benefits Programs

We design our benefits programs to be both affordable and competitive in relation to the market while conforming with local laws and practices. We monitor the market, local laws and practices and adjust our benefits programs as needed. We design our benefits programs to provide an element of core benefits, and to the extent possible, offer options for additional benefits, and balance costs and cost sharing between us and our employees.

Tax and Accounting Considerations

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives.

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next four most highly compensated executive officers, unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We believe that grants of equity awards under our incentive-based equity option plans may qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction, if applicable, in connection with such awards. In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

Role of Executives in Executive Compensation Decisions

The Board of Directors and our Compensation Committee generally seek input from our executive officers when discussing the performance of, and compensation levels for, executives. The Compensation Committee also works with our Chief Executive Officer and our Chief Financial Officer to evaluate the financial, accounting, tax and retention implications of our various compensation programs. None of our executives participates in deliberations relating to their compensation.

2015 Bonus Payments

In October 2015, Mr. Thompson received a $75,000 bonus upon the execution of the third amendment to his employment agreement.

See “Employment Agreements and Change-in-Control Agreements” below for a discussion of our employment agreement with Mr. Thompson and our employment arrangement with Mr. Hernon.

2016 Bonus Criteria

The Compensation Committee is presently evaluating the structure of the bonus program for 2016. We intend that the bonus program will be both affordable and competitive in relation to the market and be designed to motivate employees to achieve overall corporate goals. The program shall be structured to avoid entitlements, to align actual payouts with the actual results achieved and to be easy to understand and administer.

Compensation Risk Management

We have considered the risk associated with our compensation policies and practices for all employees, and we believe we have designed our compensation policies and practices in a manner that does not create incentives that could lead to excessive risk taking that would have a material adverse effect on us.

The Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an advisory vote on executive compensation (a “say-on-pay proposal”). The Compensation Committee will consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Summary Compensation Table

The following table summarizes the annual and long-term compensation paid to our former Chief Executive Officer and our other most highly compensated executive officers who were serving at the end of 2015, whom we refer to collectively in this proxy statement as the “named executive officers”, and changes effected by the Company since that time. In February 2016, Jeffrey Thompson, our former Chief Executive Officer and director, resigned from all positions with the Company and the Company appointed Philip Urso as his successor to serve as Interim Chief Executive Officer and appointed Arthur Giftakis to serve as Chief Operating Officer of the Company.  In June 2016, Joseph Hernon, our Chief Financial Officer, resigned from all positions with the Company and the Company appointed Frederick Larcombe as his successor. During 2016, Mr. Urso, Mr. Giftakis and Mr. Larcombe became additional “named executive officers” of the Company. The obligation of the Company for payment of historical levels of cash compensation to executives, which the Company had been contractually obligated to pay pursuant to its employment agreements with executives, has been replaced with policies intending to align the interests of named executive officers with the interests of stockholders with reduced emphasis on cash compensation and bonuses.

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)		Total
Jeffrey M. Thompson	2015	$475,000	$75,000	$79,373	(2)	$629,373
President and Chief Executive Officer*	2014	$373,277	$240,800	$79,992	(3)	$694,069
	2013	$330,000	$297,500	$73,209	(4)	$700,709

Joseph P. Hernon**	2015	$325,000	$-	$54,913	(5)	$379,913
Chief Financial Officer	2014	$279,569	$108,125	$48,945	(6)	$436,639
	2013	$250,000	$170,000	$115,570	(7)	$535,570

Arthur Giftakis***	2015	$168,173	$40,000	$18,271	(8)	$226,444
Chief Operating Officer	2014	$143,269	$25,000	$13,332	(9)	$181,601
	2013	$118,025	$24,875	$85,262	(10)	$228,162

*

Resigned from all positions with the Company in February 2016. All options issued to Jeffrey Thompson referenced below vested February 2016 in connection with the separation agreement between Mr. Thompson and the Company.

**

Resigned from all positions with the Company in June 2016. Certain of the options issued to Joseph Hernon referenced above were forfeited in June 2016 in connection with his resignation from the Company.

***

Appointed Chief Operating Officer in February 2016. Prior to his appointment as Chief Operating Officer, Mr. Giftakis served as the Company’s senior vice president of engineering and operations since January 2014 and as vice president of engineering and operations since 2003.

(1)

Based upon the aggregate grant date fair value calculated in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification. Our policy and assumptions made in the valuation of share-based payments are contained in Note 12 to our December 31, 2015 financial statements.

(2)

On July 30, 2015, Mr. Thompson received a ten-year option to purchase 2,708 shares of common stock at an exercise price of $31.00 per share in recognition of services performed during 2015. These options vest quarterly over a year period with the first tranche vesting on October 30, 2015.

On September 11, 2015, Mr. Thompson received a ten-year option to purchase 2,500 shares of common stock at an exercise price of $26.20 per share in recognition of services performed during 2015. These options vest one half immediately and the remaining half on a quarterly basis over a year period with the first tranche vesting on December 11, 2015.

On November 23, 2015, Mr. Thompson received a ten-year option to purchase 1,667 shares of common stock at an exercise price of $9.20 per share in recognition of services performed during 2015. These options vest quarterly over a year period with the first tranche vesting on February 23, 2016.

(3)

On July 22, 2014, Mr. Thompson received a ten-year option to purchase 1,563 shares of common stock at an exercise price of $33.40 per share in recognition of services performed during 2014. These options vest monthly over a two-year period with the first tranche vesting on August 22, 2014.

On September 26, 2014, Mr. Thompson received a ten-year option to purchase 3,750 shares of common stock at an exercise price of $26.80 per share in recognition of services performed during 2014. These options vest quarterly over a two-year period with the first tranche vesting on December 26, 2014.

(4)

On February 25, 2013, Mr. Thompson received a ten-year option to purchase 2,500 shares of common stock at an exercise price of $52.40 per share in recognition of services performed during 2013. These options were fully vested and exercisable upon issuance.

(5)

On July 30, 2015, Mr. Hernon received a ten-year option to purchase 1,354 shares of common stock at an exercise price of $31.00 per share in recognition of services performed during 2015. These options vest quarterly over a year period with the first tranche vesting on October 30, 2015.

On September 11, 2015, Mr. Hernon received a ten-year option to purchase 2,500 shares of common stock at an exercise price of $26.20 per share in recognition of services performed during 2015. These options vest one half immediately and the remaining half on a quarterly basis over a year period with the first tranche vesting on December 11, 2015.

On November 23, 2015, Mr. Hernon received a ten-year option to purchase 833 shares of common stock at an exercise price of $9.20 per share in recognition of services performed during 2015. These options vest quarterly over a year period with the first tranche vesting on February 23, 2016.

(6)

On July 22, 2014, Mr. Hernon received a ten-year option to purchase 790 shares of common stock at an exercise price of $33.40 per share in recognition of services performed during 2014. These options vest monthly over a two-year period with the first tranche vesting on August 22, 2014.

On September 26, 2014, Mr. Hernon received a ten-year option to purchase 2,500 shares of common stock at an exercise price of $26.80 per share in recognition of services performed during 2014. These options vest quarterly over a two-year period with the first tranche vesting on December 26, 2014.

(7)

On February 25, 2013, Mr. Hernon received a ten-year option to purchase 1,250 shares of common stock at an exercise price of $52.40 per share in recognition of services performed during 2013. These options were fully vested and exercisable upon issuance.

On June 3, 2013, Mr. Hernon received a ten-year option to purchase 2,500 shares of common stock at an exercise price of $51.20 per share in recognition of services performed during 2013. These options vest annually over a five-year period with the first tranche vesting on June 3, 2014.

(8)

On September 11, 2015, Mr. Giftakis received a ten-year option to purchase 1,500 shares of common stock at an exercise price of $26.20 per share in recognition of services performed during 2015. These options vest one half immediately and the remaining half on a quarterly basis over a year period with the first tranche vesting on December 11, 2015.

(9)

On October 15, 2014, Mr. Giftakis received a ten-year option to purchase 1,250 shares of common stock at an exercise price of $22.80 per share in recognition of services performed during 2014. These options vest on an annual basis over a two-year period with the first tranche vesting on October 15, 2015.

(10)

On August 29, 2013, Mr. Giftakis received a ten-year option to purchase 3,000 shares of common stock at an exercise price of $46.20 per share in recognition of services performed during 2013. These options vest on an annual basis over a three-year period with the first tranche vesting on August 24, 2014.

Grants of Plan-Based Awards

The following table summarizes the stock option awards granted to our named executive officers during the year ended December 31, 2015:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)(1)	Grant Date Fair Value of Stock and Option Awards($)(2)

Jeffrey M. Thompson	7/30/15	2,708	$31.00	$39,935
	9/11/15	2,500	$26.20	$30,452
	11/23/15	1,667	$9.20	$8,986

Joseph P. Hernon	7/30/15	1,354	$31.00	$19,968
	9/11/15	2,500	$26.20	$30,452
	11/23/15	833	$9.20	$4,493

Arthur Giftakis	9/11/15	1,500	$26.20	$18,271

(1)

The exercise price of the stock options awarded was determined in accordance with the stock option plans, which provides that the exercise price for an option granted be the closing sale price for our common stock as quoted on the NASDAQ Capital Market on the date of grant.

(2)

Based upon the aggregate grant date fair value calculated in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification. Our policy and assumptions made in the valuation of share-based payments are contained in Note 12 to our December 31, 2015 financial statements.

There were no restricted stock awards granted to our named executive officers during the year ended December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards to our named executive officers as of December 31, 2015. All options issued to Jeffrey Thompson referenced below vested February 2016 in connection with the separation agreement between Mr. Thompson and the Company. Certain of the options issued to Joseph Hernon referenced below were forfeited in June 2016 in connection with his resignation from the Company.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date

Jeffrey M. Thompson	601	−		$40.00	12/2/17
	552	−		$40.00	3/2/18
	5,000	−		$98.80	6/23/21
	2,200	4,400	(1)	$105.00	7/6/21
	5,938	1,875	(2)	$105.00	7/6/21
	2,500	−		$52.40	2/24/23
	1,108	456	(3)	$33.40	7/21/24
	2,344	1,406	(4)	$26.80	9/25/24
	677	2,031	(5)	$31.00	7/29/25
	1,563	938	(6)	$26.20	9/10/25
	-	1,667	(7)	$9.20	11/22/25

Joseph P. Hernon	5,171	−		$29.00	6/1/18
	3,000	−		$98.80	6/23/21
	1,167	3,233	(8)	$105.00	7/6/21
	2,875	937	(9)	$105.00	7/6/21
	1,250	−		$52.40	2/24/23
	1,000	1,500	(10)	$51.20	6/2/23
	560	230	(3)	$33.40	7/21/24
	1,563	938	(4)	$26.80	9/25/24
	339	1,016	(5)	$31.00	7/29/25
	1,563	938	(6)	$26.20	9/10/25
	-	833	(7)	$9.20	11/22/25

Arthur Giftakis	328	-		$36.20	5/31/20
	4,500	-		$81.80	8/2/21
	2,000	1,000	(11)	$46.20	8/28/23
	625	625	(12)	$22.80	10/14/24
	938	563	(6)	$26.20	9/10/25

(1)

4,400 of the options were granted in four tranches of 1,100.  Each tranche will begin to vest in sequential order only when and if the Company completes four acquisitions prior to the expiration date.  Each tranche will vest in quarterly installments over a two-year period once each respective acquisition is closed.

(2)

The options began vesting upon the previous execution of backhaul contracts of which (i) 313 of the options will vest in quarterly installments of 156 and become fully vested in April 2016, (ii) 469 of the options will vest in quarterly installments of 156 and become fully vested in August 2016 and (iii) 1,094 of the options will vest in quarterly installments of 156 and become fully vested in July 2017.

(3)	Such option vests monthly over a two-year period, with the first tranche vesting on August 22, 2014.

(4)	Such option vests quarterly over a two-year period, with the first tranche vesting on December 26, 2014.

(5)	Such option vests quarterly over a year period with the first tranche vesting on October 30, 2015.

(6)	Such option vests one half immediately and the remaining half on a quarterly basis over a year period with the first tranche vesting on December 11, 2015.

(7)	These options vest quarterly over a year period with the first tranche vesting on February 23, 2016.

(8)

3,200 of the options were granted in four tranches of 800.  Each tranche will begin to vest in sequential order only when and if the Company completes four acquisitions prior to the expiration date.  Each tranche will vest as to one-third on the one-year anniversary of the completed acquisition with the remaining two-thirds vesting ratably on a quarterly basis over the following two years once each respective acquisition is closed.  The remaining 33 will become vested in February 2016.

(9)

The options began vesting upon the previous execution of backhaul contracts of which (i) 156 of the options will vest in quarterly installments of 78 and became fully vested in April 2016, (ii) 234 of the options will vest in quarterly installments of 78 and become fully vested in August 2016 and (iii) 547 of the options will vest in quarterly installments of 78 and become fully vested in July 2017.

(10)	Such option vests as to one-fifth of the shares subject to the option annually, commencing June 3, 2014.

(11)	Such option vests on an annual basis over a three-year period with the first tranche vesting on August 24, 2014.

(12)	Such option vests on an annual basis over a two-year period with the first tranche vesting on October 15, 2015.

Option Exercises and Stock Vested

The following table summarizes, with respect to our named executive officers, all options that were exercised and restricted stock vested during fiscal 2015:

	Option Awards		Restricted Stock
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Vested (#)	Value Realized on Vesting ($)

Jeffrey M. Thompson	8,760	$357,394	-	1

Employment Agreements and Change-in-Control Agreements

In December 2007, we entered into an employment agreement, as amended through 2015, with Jeffrey M. Thompson, our principal executive officer, which was terminated in February 2016.

We entered into a separation agreement with Mr. Thompson on February 12, 2016 pursuant to which Mr. Thompson resigned from all positions with the Company and its subsidiaries, and as a member of the Board of Directors. Among other terms and conditions, the separation agreement provides for (i) the mutual release of claims, liabilities and causes of action by Mr. Thompson and the Company, (ii) payment of $277,083, an amount approximately equal to the remaining term of Mr. Thompson's employment agreement which was to expire in October 2016, (iii) vesting of option and other stock incentive awards held by Mr. Thompson and (iv) a three-month non-competition period and a twelve-month non-solicitation period. The separation agreement became effective eight days following its execution.

In May 2008, Joseph P. Hernon joined the Company as Chief Financial Officer. His employment with the Company terminated in June 2016.

We entered into a separation agreement with Mr. Hernon on June 3, 2016 pursuant to which Mr. Hernon resigned from all positions with the Company and its subsidiaries. Among other terms and conditions, the Separation Agreement provided for (i) the mutual release of claims, liabilities and causes of action by Mr. Hernon and the Company, (ii) payment of three months of base salary, or an aggregate of $81,250, in a lump sum payment due July 1, 2016, (iii) vesting of option and other stock incentive awards held by Mr. Thompson and (iv) a three-month non-competition period and a twelve-month non-solicitation period. The separation agreement became effective eight days following its execution.

In November 2016 we entered into an employment agreement with Arthur Giftakis, who has served as our Chief Operating Officer since February 16, 2016.  Under the employment agreement, Mr. Giftakis will serve as our Chief Operating Officer for a base salary of $230,000 per year. He shall be eligible for bonus compensation of up to $115,000 per year in cash, stock or options, as may be approved at the discretion of the Compensation Committee. The employment agreement has a term of two years and may be automatically renewed for additional one year terms unless earlier terminated by either party with three-months prior notice. Upon termination for any reason, Mr. Giftakis shall be entitled to accrued but unpaid salary and bonus. Upon termination without cause by the Company, for good reason by the executive or within 180 days of a change of control, Mr. Giftakis shall also be entitled to the greater of his base salary through the balance of the employment period or twelve-months base salary, continued participation in the Company’s benefits plans to be paid by the Company and immediate vesting of all stock option and other equity awards.

On December 18, 2016, the Compensation Committee of the Board of Directors authorized the creation of a compensation pool for members of the Board of Directors, senior management, and key employees in the event of a sale of the Company or all or substantially all of its assets for gross proceeds equal to or exceeding $50 million. The Board of Directors in its sole discretion shall determine if and how to allocate payout amounts up to an aggregate of 10% of such gross proceeds in cash, kind, or a combination of the foregoing among individual recipients after a review of the specific facts and circumstances in the event of such a sale. The Company has not entered into any definitive agreements relating to the sale of the Company or its assets.

DIRECTOR COMPENSATION

Director Compensation Table

The following table summarizes the compensation awarded during the fiscal year ended December 31, 2015 to our directors who are not named executive officers in the summary compensation table below:

Name	Fees Earned or Paid in Cash	Option Awards (1)(2)	Total
Philip Urso	$75,500	$47,733	$123,233
Howard L. Haronian, M.D.	$55,000	$47,733	$102,733
Paul Koehler	$50,000	$47,733	$97,733
William J. Bush	$55,000	$47,733	$102,733

(1)

Based upon the aggregate grant date fair value calculated in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification. Our policy and assumptions made in the valuation of share-based payments are contained in Note 12 to our December 31, 2015 financial statements included elsewhere in this registration statement.

(2)	Option awards relate to the issuance in 2015 of options to purchase 2,500 shares at an exercise price of $41.40 each for Messrs. Urso, Koehler and Bush, and Dr. Haronian.

Narrative Disclosure to Director Compensation Table

The table entitled “Director Compensation Table” above quantifies the value of the different forms of compensation of each of the directors for services rendered during fiscal 2015. The primary elements of each director’s total compensation reported in the table are cash fees earned and stock option awards.

In October 2015, Philip Urso, the Chairman of the Board of Directors, expanded his day to day involvement in the Company’s activities to include daily operation of the Company and subsequently was appointed Interim Chief Executive Officer on February 16, 2016 to advise the Board of Directors on cost cutting measures, strategic planning and other opportunities. The Company provided Mr. Urso with compensation, effective October 2015, of $10,167 per month, a car allowance no greater than $1,000 per month and payment for healthcare insurance. As a result, Mr. Urso no longer is considered an “independent” director and is ineligible for annual awards under the Company’s 2008 Non-Employee Directors Compensation Plan.

Mr. Urso was appointed Interim Chief Executive Officer on February 16, 2016 and on March 4, 2016, the Company modified the terms of Mr. Urso’s compensation as follows:

●	Mr. Urso’s cash compensation was increased to $25,000 per month;

●

The Company awarded Mr. Urso a one-time grant of 5,000 fully vested, ten-year options to purchase shares of the Company’s common stock, at an exercise price equal to the price of the Company’s common stock at market close on March 4, 2016; and

●

The Company will award Mr. Urso 1,250 fully-vested, ten-year stock options on the last day of each month of his service as Interim Chief Executive Officer for an initial period of four months, and 500 shares per month thereafter due on the last day of each month of service as Interim Chief Executive Officer, with all such options having an exercise price equal to the price of the Company’s common stock at market close on the day of the grant.

Effective April 2016, the Board of Directors amended the cash compensation payable to non-employee directors under the 2008 Non-Employee Directors Compensation Plan. Under the revised plan, each non-employee director receives a monthly $2,083 cash fee. Committee chairmen receive an additional monthly $417 cash fee. The Board did not amend the equity compensation issuable under the plan, and each non-employee director shall continue to receive annual grants on June 1 of ten-year options to purchase 2,500 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant that vest monthly over a one-year period.

Effective August 3, 2016, each independent director was issued ten year options to purchase 6,000 shares of common stock under the 2007 Incentive Stock Plan at an exercise price equal to the fair market value of the common stock on the date of grant. The shares were fully vested on the date of grant.

Pursuant to the 2008 Non-Employee Directors Compensation Plan in effect on December 31, 2015, which has subsequently been amended as described above, each non-employee director was entitled to receive periodic grants of ten-year options to purchase 2,500 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant and that vests monthly over a one-year period. An initial grant was made upon such non-employee director’s election or appointment to our Board and thereafter annually on the first business day in June, subject to such director remaining on the Board. Non-employee directors also receive $50,000 per annum in cash. In connection with the additional responsibilities associated with such positions, the Chairman of the Board was entitled to receive an additional $10,000 per year, and the Chairman of the Audit and Compensation Committees were each entitled to receive an additional $5,000 per year.

Effective December 1, 2016, the Board of Directors amended the monthly cash compensation for its independent directors to $5,000 per month (restoring such compensation to pre-April 2016 levels when the Company instituted a temporary reduction to $2,083 per month), and authorized a one-time cash award of $25,000 to William J. Bush, an independent director, as compensation for Mr. Bush’s efforts in implementing the Company’s restructuring plans.

On December 18, 2016, the Compensation Committee of the Board of Directors authorized the creation of a compensation pool for members of the Board of Directors, senior management, and key employees in the event of a sale of the Company or all or substantially all of its assets for gross proceeds equal to or exceeding $50 million. The Board of Directors in its sole discretion shall determine if and how to allocate payout amounts up to an aggregate of 10% of such gross proceeds in cash, kind, or a combination of the foregoing among individual recipients after a review of the specific facts and circumstances in the event of such a sale. The Company has not entered into any definitive agreements relating to the sale of the Company or its assets.

 PROPOSAL NO. 1

TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT IF DEEMED NECESSARY TO MEET THE LISTING REQUIREMENTS OF NATIONAL STOCK EXCHANGES

Our Board of Directors has adopted resolutions to authorize the Board, in its sole direction, to amend the Company’s Certificate of Incorporation to effect the Reverse Stock Split of our issued and outstanding common stock, to meet the listing requirements of one of the national stock exchanges as described below and directing such proposal to be submitted to the holders of our common stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock for their approval.

The amendment to the Company’s Certificate of Incorporation to effect the Reverse Stock Split of our issued and outstanding common stock, if approved by the stockholders, will be substantially in the form set forth on Appendix A (subject to any changes required by applicable law).  If approved by the holders of our common stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, and Series F Convertible Preferred Stock, the Reverse Stock Split proposal would permit (but not require) our Board of Directors to effect a reverse stock split of our issued and outstanding common stock at any time prior to February 8, 2018 by a ratio of not less than one-for-two and not more than one-for-twenty, with the exact ratio to be set at a whole number within this range as determined by our Board of Directors in its sole discretion.  We believe that enabling our Board of Directors to implement the Reverse Stock Split and set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders including meeting one of the listing qualifications for one of the national exchanges.  In determining a ratio, if any, following the receipt of stockholder approval, our Board of Directors may consider, among other things, factors such as:

the initial listing requirements of various stock exchanges;

the historical trading price and trading volume of our common stock;

the number of shares of our common stock outstanding;

the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

prevailing general market and economic conditions.

Our Board of Directors reserves the right to elect to abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Depending on the ratio for the Reverse Stock Split determined by our Board of Directors, no less than two and no more than twenty shares of existing common stock, as determined by our Board of Directors, will be combined into one share of common stock.  Any fractional shares will be rounded up to the next whole number.  The amendment to our Certificate of Incorporation to effect the Reverse Stock Split, if any, will include only the Reverse Stock Split ratio determined by our Board of Directors to be in the best interests of our stockholders and all of the other proposed amendments at different ratios will be abandoned.

Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

Our Board of Directors is submitting the Reverse Stock Split to our stockholders for approval with the primary intent of increasing the market price of our common stock to enhance our ability to meet the initial listing requirements of either The NASDAQ Capital Market or NYSE MKT LLC and to make our common stock more attractive to a broader range of institutional and other investors.  The Company currently does not have any plans, arrangements or understandings, written or oral, to issue any of the authorized but unissued shares that would become available as a result of the Reverse Stock Split.  In addition to increasing the market price of our common stock, the Reverse Stock Split would also reduce certain of our costs, as discussed below.  Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in the Company’s and our stockholders’ best interests.

We believe that the Reverse Stock Split will enhance our ability to obtain an initial listing on either The NASDAQ Capital Market or NYSE MKT LLC.  The NASDAQ Capital Market requires, among other items, an initial bid price of least $4.00 per share and following initial listing (subject to certain exceptions), maintenance of a continued price of at least $1.00 per share.  The NYSE MKT LLC requires, among other items, an initial bid price of least $3.00 per share and following initial listing, maintenance of a continued price of at least $1.00 per share. Reducing the number of outstanding shares of our common stock should, absent other factors, increase the per share market price of our common stock, although we cannot provide any assurance that our minimum bid price would remain following the Reverse Stock Split over the minimum bid price requirement of any such stock exchange.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock.  However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock.  As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future.  Additionally, we cannot assure you that the market price per share of our common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split.  Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing (the “Effective Time”) of a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware.  The exact timing of the filing of the certificate of amendment that will effect the Reverse Stock Split will be determined by our Board of Directors based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders.  In addition, our Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to the Company’s Certificate of Incorporation, our Board of Directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split.  If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of business on February 8, 2018, our Board of Directors will abandon the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Split determined by our Board of Directors, a minimum of two and a maximum of twenty shares of existing common stock will be combined into one new share of common stock.  The table below shows, based on the 18,308,979 shares of common stock outstanding as of the record date, the number of outstanding shares of common stock (excluding Treasury shares) that would result from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares):

Reverse Stock Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Stock Split
1-for-2	9,154,490
1-for-5	3,661,796
1-for-10	1,830,898
1-for-15	1,220,599
1-for-20	915,449

The actual number of shares issued after giving effect to the Reverse Stock Split, if implemented, will depend on the Reverse Stock Split ratio that is ultimately determined by our Board of Directors.

The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will be rounded up to the next whole number.  In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock.  Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our common stock will have new Committee on Uniform Securities Identification Procedures (CUSIP) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.  After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended.  Our common stock will continue to be listed on the OTCQB under the symbol “TWER”, subject to any decision of our Board of Directors to list our securities on another stock exchange.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent.  These stockholders do not have stock certificates evidencing their ownership of the common stock.  They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split common stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by our transfer agent after the Effective Time.  The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (the “New Certificates”).  No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent.  No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.  Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the Reverse Stock Split, subject to the treatment of fractional shares described below.  Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled, subject to the treatment of fractional shares.  Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates.  If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split.  Therefore, we will not issue certificates representing fractional shares.  In lieu of issuing fractions of shares, we will round up to the next whole number.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the Reverse Stock Split ratio determined by the Board of Directors, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock.  This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.  The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares.  The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the Reverse Stock Split ratio determined by the Board of Directors, subject to our treatment of fractional shares.

Accounting Matters

The proposed amendment to the Company’s Certificate of Incorporation will not affect the par value of our common stock per share, which will remain $0.001 par value per share.  As a result, as of the Effective Time, the total of the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split.  Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the implementation of the Reverse Stock Split, the Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, and the implementation of the proposed reverse stock split will not cause the Company to go private.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock:

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”).  A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.  An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.  This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors.  This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement.  Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes.  Therefore, a stockholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the Reverse Stock Split.

Vote Required

The affirmative vote of a majority of the shares outstanding on the record date of common stock, Series D Convertible Preferred Stock, on as "as converted" basis, subject to conversion limitations, Series E Convertible Preferred Stock, on as "as converted" basis, subject to conversion limitations and Series F Convertible Preferred Stock, on as "as converted" basis, subject to conversion limitations.

The Board of Directors unanimously recommends a vote FOR the approval of the Reverse Stock Split.

PROPOSAL NO. 2

TO AUTHORIZE AN AMENDMENT TO THE 2016 EQUITY INCENTIVE PLAN

TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER

TO 2,521,347 FROM 1,435,000

The Company's 2016 Equity Incentive Plan (the “EIP”) was approved by our Board on August 3, 2016 and by our stockholders on September 28, 2016. On October 19, 2016, the Board approved an amendment (the “First Amendment”) to the EIP to increase the number of shares available for issuance thereunder to 1,435,000 from 682,000. The stockholders approved the First Amendment on December 13, 2016 at the Company’s annual meeting of stockholders. On December 8, 2016, the Board approved a further amendment (the “Second Amendment”) to the EIP to increase the number of shares available for issuance thereunder to 2,521,347 from 1,435,000 in support of the Company's growth and desire to attract and retain qualified individuals for management and other positions. The Board is recommending and submitting the Second Amendment to our stockholders for approval.

We are seeking stockholder approval of the Second Amendment to increase the number of shares issuable pursuant to the EIP to 2,521,347 from 1,435,000. In determining the amount of the increase contemplated by the proposed Amendment to the EIP, the Board has taken into consideration the desire to continue to retain the flexibility to offer incentives to our officers, directors, consultants and others.

Upon stockholder approval, an additional 1,086,347 shares of Common Stock will be available for issuance under the EIP, the purpose of which will be to enable us to continue to incentivize our officers, directors, consultants and others thereby attracting, retaining and motivating the individuals who will be critical to the Company’s success in achieving its business objectives and thereby creating greater value for all our stockholders.

Approval of the Second Amendment will permit the Company to continue to use and offer incentives to eligible participants in order to motivate and reward those providing services to the Company or any subsidiary.

Vote Required

The affirmative vote of a majority of the votes cast at the Special Meeting by the holders of shares of common stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock entitled to vote are required to approve an amendment to the EIP.

The Board of Directors unanimously recommends a vote FOR the authorization of an amendment to the 2016 Equity Incentive Plan.

HOUSE HOLDING OF MATERIALS

In some instances, only one copy of the proxy materials is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly, upon oral or written request, a separate copy of the applicable materials to a stockholder at a shared address to which a single copy was delivered. If you wish to receive a separate copy of the proxy materials you may call us at 401-848-5848, or send a written request to Towerstream Corporation, 88 Silva Lane, Tech IV, Middletown, Rhode Island 02842, attention: Secretary. If you have received only one copy of the proxy materials, and wish to receive a separate copy for each stockholder in the future, you may call us at the telephone number or write us at the address listed above. Alternatively, stockholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single copy, also by calling us at the telephone number or writing to us at the address listed above.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Commission. You can read and copy any materials that the Company files with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission also maintains a Web site that contains information we file electronically with the Commission, which you can access over the Internet at www.sec.gov. The Company is incorporating by reference its Annual Report on Form 10-K filed on March 18, 2016, its Annual Report on Form 10-K/A filed on April 29, 2016, its Quarterly Report on Form 10-Q filed on November 14, 2016 and its Quarterly Report on Form 10-Q/A filed on November 14, 2016.

You should rely only on the information contained in, or incorporated by reference as an exhibit to, this Proxy Statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Proxy Statement is accurate as of any date other than January 5, 2017, or such earlier date as is expressly set forth herein.

 OTHER BUSINESS

The Board of Directors knows of no business to be brought before the Special Meeting other than as set forth above. If other matters properly come before the stockholders at the meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their judgment.

Dated: January 5, 2017

APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

TOWERSTREAM CORPORATION

Towerstream Corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of Towerstream Corporation adopted a proposed amendment of the Certificate of Incorporation of said corporation to effect a reverse stock split, declaring said amendment to be advisable.

The amendment reads as follows:

Section C of Article Fourth is hereby replaced in its entirety by adding the following:

“C. Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this amendment to the Corporation’s Certificate of Incorporation, as amended, each [*] shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof; provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.”

* Whole number between two (2) and twenty (20) as determined by the Board of Directors in its sole discretion.

SECOND: That, pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of Towerstream Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of granting the Board of Directors the authority to amend the Certificate of Incorporation to provide for a reverse stock split and the Board of Directors subsequently approved a ratio of 1-for-[*].

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

FIFTH: This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this __ day of ________________, 2017.

By:
Title:
Name:

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK *** EASY *** IMMEDIATE

24 Hours a Day, 7 Days a Week or by Mail

TOWERSTREAM CORPORATION

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on February 7, 2017.

INTERNET/MOBILE – proxyvote.equitystock.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

PROXY	Please mark your votes like this	X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND PROPOSAL 2.

		FOR	AGAINST	ABSTAIN

1.

To grant the Board of Directors the authority, in its sole direction, in determining a higher stock price if required to meet the listing qualifications for one of the national stock exchanges, to approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-twenty at any time prior to February 8, 2018, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors

2.	To authorize an amendment to the Company’s 2016 Equity Incentive Plan to increase the number of shares available for issuance thereunder to 2,521,347 from 1,435,000

PROXY SHARES:

CONTROL NUMBER:

Signature

Signature, if held jointly

Date                                 , 2017.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

THIS IS YOUR PROXY

YOUR VOTE IS IMPORTANT!

Dear Stockholder:

We cordially invite you to attend the Special Meeting of Stockholders of Towerstream Corporation to be held at Towerstream’s offices located at 88 Silva Lane, Tech IV, Middletown, Rhode Island 02842, on February 8, 2017, beginning at 10:00 A.M. local time.

Please read the proxy statement which describes the proposals and presents other important information and complete, sign and return your proxy promptly in the enclosed envelope.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TOWERSTREAM CORPORATION

The undersigned hereby appoints Philip Urso, Arthur Giftakis and Frederick Larcombe, and each of them, as proxies, each with full powers of substitution, to represent and to vote all shares of Common Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock of Towerstream Corporation, which the undersigned would be entitled to vote, at the Company’s Special Meeting of Stockholders to be held on February 8, 2017 at 10:00 A. M. local time and at any adjournments thereof, subject to the directions on this Proxy Card.

In their discretion, the proxy is authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, FOR PROPOSAL 1 AND PROPOSAL 2.

(continued and to be marked, dated and signed, on the other side)